Exhibit 99.1

Cordia Corporation Announces Launch of Fully Integrated Spanish Language VoIP Service - VOZSIP

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Launches new Spanish language website at www.vozsip.com

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Service to target 330 Million Spanish Speaking People

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Service includes all Spanish user interfaces, voice prompts, invoices, customer service and targeted country plans

Orlando, Florida – January 30, 2006 – Cordia Corporation (OTCBB: CORG), a global communications service provider, announced today that it has successfully launched VOZSIP a fully integrated Spanish language VoIP service. As an integral part of Cordia’s plans to expand its addressable market globally, VOZSIP will provide the approximately 330 million Spanish speaking people in the world with the opportunity to enjoy the benefits of Cordia’s VoIP service offerings in their native language.

“We have designed VOZSIP, since inception, to be a purely Spanish language experience,” said Cordia’s Director of Latin Markets, Gabriel Wajner. “Spanish speaking people are a rapidly growing segment of the global population. Users of telecommunications services in Spanish speaking countries are highly mobile with an international focus making them valuable customers. VOZSIP was created to serve this market by offering quality services and ease of use that Spanish speaking people expect to receive.”

“The launch of VOZSIP is a significant step in our global expansion plans,” added Joel Dupré, Cordia’s Chairman and CEO. “In conjunction with the launch of VOZSIP, we are introducing over 20 targeted country plans providing additional value to customers communicating within and without specific countries. We are in the process of designing additional sites to serve specific needs of additional customers around the world. As we enter new markets, it is critical for us to deliver our services in a manner providing our global customers with a valuable and comfortable experience.”

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp. and CordiaIP Corp., offers business, residential and wholesale customers local and long distance telecommunications services utilizing traditional wireline and Voice over Internet Protocol (“VoIP”) technologies.  In addition, Cordia develops and provides a suite of proprietary Web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

     Cordia Corp

     Kevin Griffo, 866-777-7777

     kgriffo@cordiacorp.com

     Or

     Investors:

     Alliance Advisors, LLC

     Alan Sheinwald, 914-244-0062

     asheinwald@allianceadvisors.net